INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Dollar Tree Stores, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-92814) on Form S-8 of Dollar Tree Stores, Inc. of our report dated
January 21, 1997, relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated income statements, and statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form
10-K of Dollar Tree Stores, Inc.


/s/ KPMG Peat Marwick LLP
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Norfolk, Virginia
October 24, 1997